EXHIBIT 4(A)


                   AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 30th day of June, 1998, by and among National City Bancshares, Inc., an Indiana corporation ("NCBE"), Commonwealth Commercial Corp., a Kentucky corporation ("CCC") and each of the persons named on Exhibit A attached hereto, being all of the shareholders of CCC (each a "Shareholder" and, collectively, the "Shareholders").

                             W I T N E S S E T H:

   WHEREAS, CCC owns all of the outstanding capital stock of Bank of Crittenden, a Kentucky banking corporation with its principal place of business in Crittenden, Kentucky (the "Bank"); and

   WHEREAS, the parties desire that CCC merge with and into NCBE (the "Merger") in a transaction to be accounted for as a pooling-of-interests upon the terms and conditions contained herein; and

   WHEREAS, the Board of Directors of CCC deems the Merger advisable and in the best interests of CCC and the Shareholders and has approved this Agreement and the Merger; and

   WHEREAS, Professional Bank Services, Inc. has issued its opinion to the Board of Directors of CCC on the date hereof to the effect that the consideration to be paid in the Merger is fair to the Shareholders from a financial perspective; and

   WHEREAS, concurrently with the execution of this Agreement, the Shareholders have approved this Agreement, the Merger and the transactions contemplated by this Agreement; and

   WHEREAS, the Board of Directors of NCBE has adopted a resolution approving the Merger and this Agreement.

   NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the capital stock of CCC into the Merger Consideration (as hereafter defined), and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

   1. THE MERGER.

   (a) MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL") and the Kentucky Business Corporation Act (the "KBCA" and, together with the IBCL, the "Statutes"), at the Effective Time (as hereafter defined), CCC will be merged with and into NCBE. CCC shall be the merging corporation under the Merger and its separate corporate existence shall cease as of the Effective Time. NCBE shall be the surviving corporation under the Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of CCC in accordance with the Statutes.

   (b) REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including: (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) the Kentucky Department of Financial Institutions (the "KDFI"); and (iii) any other banking regulatory authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items (i)-(iii) above are collectively referred to herein as the "Applicable Governmental Authorities").

   (c) CLOSING; EFFECTIVE TIME. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and CCC as promptly as practicable following the latest of (i) approval by all the Applicable Governmental Authorities; (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 13, 14 and 15 of this Agreement. The parties shall execute and file on or prior to the Closing, articles of merger in the form required by the Statutes (the "Articles of Merger") relating to the Merger with the Indiana Secretary of State and the Kentucky Secretary of State. The time at which the Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time".

   (d) TAX TREATMENT; POOLING OF INTERESTS. The parties intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code") and as a "pooling of interests" for accounting purposes. Each of the parties agree to cooperate and take such actions as may be reasonably necessary to assure such qualification.

   2. EFFECTS OF THE MERGER.

   (a) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Statutes.

   (b) ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   (c) DIRECTORS. The directors of NCBE serving at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (d) OFFICERS. The officers of NCBE serving at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   3. CONVERSION OF CCC CAPITAL STOCK. The Merger shall have the following effects with regard to shares of the common stock, par value $50.00 per share, of CCC ("CCC Common").

   (a) EXCHANGE RATIO. As of the Effective Time, each issued and outstanding share of CCC Common shall be converted into the right to receive the following number of NCBE's common shares, without par value (" NCBE Common"):

      (i) If the Average NCBE Value (as hereafter defined) is greater than or equal to $33.00, but less than or equal to $45.00, then each share of CCC Common shall be converted into 380.0000 shares of NCBE Common;

      (ii) If the Average NCBE Value is greater than $45.00, but less than or equal to $48.00, then each share of CCC Common shall be converted into that number of shares of NCBE Common valued at the Average NCBE Value having an aggregate value equal to $17,100.00;

      (iii) If the Average NCBE Value is greater than $48.00, then each share of CCC Common shall be converted into 356.2500 shares of NCBE Common.

      (iv) If (A) the Average NCBE Value is less than $33.00, but greater than or equal to $30.00, or (B) the Average NCBE Value is less than $30.00 and CCC elects not to exercise its termination rights under Section 16(e), then each share of CCC Common shall be converted into the lesser of: (x) that number of shares of NCBE Common valued at the Average NCBE Value having an aggregate value equal to $12,540.00 and (y) 418.0000 shares of NCBE Common; and

      (v) If (A) the Average NCBE Value is less than $30.00, (B) CCC elects to exercise its termination rights under Section 16(e), and (C) NCBE elects to negate CCC's termination as permitted by Section 16(e), then each share of CCC Common shall be converted into that number of shares of NCBE Common valued at the Average NCBE Value having an aggregate value equal to $12,540.00.

      (vi) "Average NCBE Value" shall mean the average of the means between the highest and lowest per share trading prices reported by the Nasdaq National Market for the ten (10) trading days ended on or prior to the fifth business day prior to the Closing. A "trading day" shall mean a day on which at least 100 shares of NCBE Common are traded on the Nasdaq National Market.

      (vii) All fractional interests of NCBE Common shall be rounded to the nearest ten-thousandth (.0001).

   (b) SHARE ADJUSTMENT. If between the date hereof and prior to the Effective Time, the number of outstanding shares of NCBE Common should be changed as the result of any stock dividend, stock split or reclassification (a "Share Adjustment"), the number of shares of NCBE Common to be received by holders of CCC Common and the NCBE Average Value pursuant to Section 3(a) shall be appropriately adjusted to reflect the Share Adjustment.

   (c) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing CCC Common. Each holder of CCC Common exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional interest in a share of NCBE Common shall have the right to receive cash (without interest) in an amount equal to such fractional interest of a share of NCBE Common multiplied by the Average NCBE Value. Such cash, together with the shares of NCBE Common to be issued pursuant to Section 3(a) is referred to as the "Merger Consideration."

   4. EFFECT ON NCBE COMMON. The Merger shall have no effect on the shares of NCBE Common issued and outstanding immediately prior to the Effective Time.

   5. EXCHANGE OF CERTIFICATES.

   (a) SURRENDER OF CERTIFICATES. Within five (5) business days after the Effective Time an exchange agent appointed by NCBE (the "Exchange Agent"), shall send to each record holder of CCC Common, a letter of transmittal for use in effecting the surrender of certificates formerly evidencing CCC Common in exchange for the Merger Consideration. The letter of transmittal shall specify how surrender of the certificates formerly evidencing shares of CCC Common shall be effected. Upon surrender of a certificate formerly evidencing CCC Common to the Exchange Agent together with such letter of transmittal and such other documentation that reasonably may be required by NCBE or the Exchange
Agent, the appropriate Merger Consideration shall be issued, and the certificate so surrendered shall be canceled. No interest shall accrue or be paid with respect to the Merger Consideration. There shall be no obligation to deliver the Merger Consideration in respect of any shares of CCC Common until (and then only to the extent that) the holder thereof validly surrenders the certificates formerly representing the shares of CCC Common for exchange as provided in this Section 5, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by NCBE in its reasonable discretion. If the Merger Consideration for any shares of CCC Common is to be issued in a name other than the registered holder of a surrendered certificate, it shall be a condition to the payment that the certificate shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a bank, broker or other institutional member of the Medallion Signature Guarantee Program, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of a surrendered certificate or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

   (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. All dividends or other distributions with respect to NCBE Common with a record date after the Effective Time shall be delivered to the holder of a certificate evidencing shares of CCC Common upon the surrender of such certificate in accordance with this Section 5.

   (c) ESCHEAT. Notwithstanding anything in this Section 5 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of CCC Common for any property delivered to a public official pursuant to applicable escheat or abandoned property laws.

   (d) NO FURTHER OWNERSHIP RIGHTS IN CCC COMMON. The Merger Consideration paid upon the surrender of a certificate evidencing shares of CCC Common in accordance with the terms of this Section 5 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of CCC Common theretofore represented by such certificate(s), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CCC on such shares of CCC Common in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CCC Common which were outstanding immediately prior to the Effective Time.

   (e) WITHHOLDING RIGHTS. NCBE shall be entitled to deduct and withhold from the Merger Consideration or any dividends payable to former holders of CCC Common such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Code. Such withheld amounts shall be treated as having been paid by any such former holder of CCC Common.

   6. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to CCC as follows:

   (a) ORGANIZATION, AUTHORIZATION AND NO VIOLATION. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana. NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE, and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The execution and delivery of this Agreement by NCBE and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

   (b) NO SHAREHOLDER VOTE. No vote by the shareholders of NCBE is required to approve the Merger under the IBCL, the articles of incorporation or by-laws of NCBE or the rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

   (c) CAPITAL STOCK. The authorized capital stock of NCBE consists of 29,000,000 shares of NCBE Common, of which 11,332,959 shares were issued and outstanding as of June 1, 1998 and 1,000,000 preferred shares, without par value, none of which are issued and outstanding. All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE other than (i) outstanding options to purchase shares of NCBE Common pursuant to NCBE's Incentive Stock Option Plan and (ii) commitments to issue shares of NCBE Common in connection with the proposed acquisitions of Trigg Bancorp, Inc., Community First Financial Corporation, Hoosier Hills Financial Corporation, 1{st} Bancorp Vienna, Inc. and Princeton Federal Bank, fsb.

   (d) SEC DOCUMENTS. NCBE has provided CCC with copies of the following reports filed by NCBE with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) NCBE's annual report on Form 10-K, as amended, for the year ended December 31, 1997; (ii) NCBE's quarterly report on Form 10-Q for the quarter ended March 31, 1998; (iii) NCBE's current reports on Form 8-K dated March 11, April 30, May 27, and June 9, 1998; and (iv) the proxy materials for NCBE's 1998 annual meeting of shareholders (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

   (e) FINANCIAL INFORMATION. Included in the SEC Documents are the consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, and the unaudited consolidated balance sheet of NCBE and its subsidiaries as of March 31, 1998 and the related unaudited statements of income, changes in shareholders' equity and cash flow for the three months then ended. Such financial statements (other than for interim periods) have been audited by McGladrey & Pullen, LLP, independent auditors, whose report thereon is included with such financial statements. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments). At December 31, 1997, there were no material liabilities of NCBE and its subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so reflected.

   (f) ABSENCE OF CHANGES. Except as disclosed in the SEC Documents, since December 31, 1997, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, results of operations or business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (e) not misleading.

   (g) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of NCBE, threatened, against or adversely affecting NCBE or any of its subsidiaries, or of which the property of NCBE or any of its subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole. To the best of NCBE's knowledge, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of NCBE or any of its subsidiaries in their respective capacities as directors, officers, employees or agents, is a party, pending of threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting NCBE or any of its subsidiaries, or the assets or business of NCBE or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

   (h) SHARES TO BE ISSUED IN THE MERGER. The shares of NCBE Common to be issued in the Merger are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

   (i) POOLING-OF-INTERESTS. As of the date of this Agreement, NCBE has no reason to believe that the Merger will not qualify as a pooling-of-interests for accounting purposes.

   (j) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to CCC or hereinafter required to be furnished to CCC, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

   7. REPRESENTATIONS AND WARRANTIES OF CCC. CCC represents and warrants to NCBE, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"), as follows:

      (a)(i) ORGANIZATION AND GOOD STANDING OF CCC. CCC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. CCC is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by CCC requires such qualification. CCC is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

      (ii) CAPITAL STOCK. On the date hereof, CCC has 500 shares of CCC Common authorized, all of which are issued and outstanding. All of the issued and outstanding shares of CCC Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of CCC Common have been issued in violation of any preemptive rights. There are no other classes of capital stock or equity securities of CCC other than CCC Common. There are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of CCC Common or any contracts, commitments, understandings or arrangements by which CCC is or may be obligated to issue additional shares of CCC Common.

      (iii) ORGANIZATION OF THE BANK. The Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. The deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

      (iv) CAPITAL STOCK OF THE BANK. On the date hereof, the Bank has 500 shares of common stock, $50.00 par value per share ("Bank Stock"), authorized, all of which are issued and outstanding. CCC is the record and beneficial owner of all of the issued and outstanding shares of the Bank Stock. All of the issued and outstanding shares of Bank Stock are duly and validly authorized and issued, fully paid and non-assessable. None of the issued and outstanding shares of Bank Stock have been issued in violation of any preemptive rights. There are no other classes of capital stock or equity securities of the Bank other than Bank Stock. There are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of Bank Stock or any contracts, commitments, understandings or arrangements by which the Bank is or may be obligated to issue additional shares of Bank Stock.

   (b) AUTHORIZATION AND NO VIOLATION. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement by CCC and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of CCC and this Agreement constitutes the legal, valid and binding obligation of CCC, enforceable against CCC in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by CCC and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of CCC or the articles of association and by-laws of the Bank (ii) any Material Contract (as defined in subsection (f)) of CCC or the Bank or (iii) any other material license, law, order, rule, regulation or judgment to which CCC or the Bank is a party, is bound or by which any of their respective properties or assets is subject. The minute books of CCC accurately reflect in all material respects all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

   (c) SUBSIDIARIES. The Bank is the only entity (including, without limitation, corporations, partnerships, limited liability companies and joint ventures) in which CCC, directly or indirectly through the Bank, has any equity or other ownership interest.

   (d) FINANCIAL STATEMENTS. CCC has delivered to NCBE (i) the parent only balance sheets of CCC as of December 31, 1997 and 1996, the related statements of income, changes in stockholders equity and cash flows for the year ended December 31, 1997 and the month ended December 31, 1996 and the accompanying compilation report of King & Company, PSC and (ii) the balance sheets of the Bank as of December 31, 1997 and 1996, the related statements of income, changes in stockholders equity and cash flows for the year then ended and the accompanying audit report of King & Company, PSC. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), the balance sheets present fairly the financial condition of CCC and the Bank, as the case may be, as of their respective dates and the statements of income present fairly the results of operations of CCC and the Bank, as the case may be, for the respective periods covered. At December 31, 1997, there were no material liabilities (actual, contingent or accrued) of CCC or the Bank which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so shown or reflected.

   (e) TAXES AND TAX RETURNS.

      (i) To the knowledge of CCC management, each of CCC and the Bank has duly filed all federal and state tax information and tax returns (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred and are shown to be due on said Returns or are otherwise due or claimed to be due from it or imposed on it or its respective properties, assets, income, franchises, licenses, sales or use, by any federal, state or local taxing authorities (collectively, the "Taxes") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which CCC and the Bank either singly or in the aggregate have set aside adequate reserves. To the knowledge of CCC management, the amounts recorded as reserves for Taxes on the financial statements of the Bank as of December 31, 1997, are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended December 31, 1997 or for any year or period prior thereto. The federal and state Returns of CCC and the Bank either have been examined by the Internal Revenue Service ("IRS") or other appropriate tax authority or the tax years have been closed without audit and any liability with respect thereto has been satisfied for all years to and including the year ended December 31, 1993 and, if required, the appropriate tax authorities have been apprised of such liabilities and the satisfaction thereof. There are no material disputes pending, or claims asserted, for Taxes upon CCC or the Bank. Neither CCC nor the Bank has been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Return for any period. Neither CCC nor the Bank has in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. CCC has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where CCC was not the common parent of the group. Neither CCC nor the Bank is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than CCC or the Bank. Neither CCC nor the Bank has filed a consent under Section 341(f) of the Code. CCC has made available to NCBE or its representatives complete and correct copies of its federal and state income tax returns filed on or prior to April 15, 1998, and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1995.

      (ii) All monies required to be withheld from employees of CCC and the Bank for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of CCC management is adequate, has been established.

   (f) MATERIAL CONTRACTS. The Disclosure Schedule contains a list of all executory contracts, indentures, commitments, and other agreements in excess of $50,000 to which CCC or the Bank is a party or to which CCC or the Bank or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). All Material Contracts were entered into in the ordinary course of business. Each of CCC and the Bank has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by CCC or the Bank or, to the best knowledge of CCC management, any other party thereto has occurred which will impair the ability of CCC or the Bank to enforce any material rights thereunder.

   (g) REAL ESTATE. CCC has good title to all of the assets reflected as owned in the financial statements described in subsection (e), and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. As of the date hereof, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by CCC or the Bank are (i) to the best knowledge of CCC management, in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) to the best knowledge of CCC management, free from any known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by CCC or the Bank of the real property or tangible personal property owned or leased by either of them.

   (h) NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, there has been no material adverse change in the business, financial condition, properties, results of operations, or capitalization of CCC or the Bank.

   (i) LITIGATION. Except as set forth on the Disclosure Schedule, there is no litigation, claim, investigation or other proceeding pending or, to the knowledge of CCC, threatened, against or adversely affecting CCC or the Bank, or of which the property of CCC or the Bank is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of CCC and the Bank, taken as a whole. To the best knowledge of CCC management, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of CCC or the Bank in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting CCC or the Bank, or the assets or business of CCC or the Bank, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of CCC and the Bank, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

   (j) INSURANCE. Except as set forth on the Disclosure Schedule, CCC and the Bank have in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of CCC management for the businesses in which CCC and the Bank are engaged. All policies of insurance owned or held by CCC or the Bank are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date hereof is paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy.

   (k) COMPLIANCE WITH LAWS. Each of CCC and the Bank has conducted its business in substantial compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by CCC and the Bank, to the best knowledge of CCC management, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on CCC and the Bank, taken as a whole.

   (l) BROKER'S AND FINDER'S FEES. Except for the fees payable to Investment Bank Services, Inc., as indicated on the Disclosure Schedule, neither CCC nor the Bank has incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

   (m) EMPLOYEE BENEFIT PLANS.

      (i) Except for the businesses conducted by CCC and the Bank, there are no other trades or businesses, whether or not incorporated, which, together with CCC or the Bank, would be deemed to be a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

      (ii)  The Disclosure Schedule  sets  forth  a true and a complete list of
   (A) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that CCC or the Bank or its predecessors by merger currently maintains or has maintained within the three year period preceding the date hereof (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained by CCC or the Bank for the benefit of any current or former employees of CCC, the Bank or its predecessors by merger (the ERISA Plans and such other plans are collectively referred to as the "Plans"). Except as otherwise set forth on the Disclosure Schedule, CCC has provided to NCBE copies of all Plans and related trusts or funding arrangements for such Plans; the most recent determination letter for each Plan as to which a determination letter has been issued, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based and any material correspondence to or from the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last three years preceding the date hereof in connection with any ERISA Plan. Except as otherwise set forth on the Disclosure Schedule, CCC has also provided to NCBE for each Plan, copies of any fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, DOL or PBGC within the last year preceding the date of this Agreement.

      (iii) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of CCC, the Bank or its predecessors by merger for any period extending beyond their retirement or other termination of service other than
   (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law; (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); or (C) except as otherwise set forth on the Disclosure Schedule, benefits which in the aggregate are not material.

      (iv) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified. To the best knowledge of CCC management, nothing has occurred since the dates of the respective IRS favorable determination letters that would adversely affect the qualification of the Plans and their related trusts.

      (v) To the best knowledge of CCC management, all of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance in all material respects with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in compliance with such requirements and its own terms in all material respects.

      (vi) Except as set forth on the Disclosure Schedule, to the knowledge of CCC management, none of CCC, the Bank or its predecessors by merger currently maintains or contributes to, or has within the five year period preceding the date hereof, maintained or contributed to, a Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.

      (vii) To the best of CCC's knowledge, none of CCC, the Bank, its predecessors by merger, any of the Plans or any trust created thereunder, or, any trustee or administrator thereof has engaged in a transaction in connection with which CCC or the Bank, any of the Plans or any such trust, would be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. Neither of CCC nor the Bank is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, will become liable for any tax imposed under Section 4978 of the Code.

      (viii) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) to the best knowledge of CCC management, complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or, to the best knowledge of CCC management, against any Plan fiduciary or administrator, or against CCC or the Bank or their officers or employees with respect to any Plan.

      (ix) To the best knowledge of CCC management and except as set forth on the Disclosure Schedule, each ERISA Plan may be terminated directly or indirectly by the Surviving Corporation, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability on the part of the Surviving Corporation, NCBE, CCC or the Bank, to any person, entity or government agency for any conduct, practice or omission which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination.

      (x) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any director or any employee of CCC or the Bank from CCC or the Bank under any Plan; (B) materially increase any benefits otherwise payable under any Plan; or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

   (n) LABOR MATTERS. Neither CCC nor the Bank is a party to or has in effect any organized labor contract or collective bargaining agreement.

   (o) ENVIRONMENTAL MATTERS.

      (i) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which CCC, the Bank or its predecessors by merger have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

      (ii) To the best knowledge of CCC management, neither the conduct nor operation of any of CCC, the Bank or its predecessors by merger nor any condition of any property presently or previously owned, leased or operated by any of them violates or has violated Environmental Laws in any respect that would have a material adverse effect on the financial condition, results of operations or business of CCC and the Bank, taken as a whole, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) CCC or the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a material adverse effect on the financial condition, results of operations or business of CCC and the Bank, taken as a whole. Neither CCC nor the Bank has received any notice from any person or entity that any of CCC, the Bank or its predecessors by merger or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

   (p) REGULATORY COMPLIANCE. Neither CCC nor the Bank is a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with the KDFI, the Federal Reserve Board, the FDIC or any federal or state regulatory agency, and neither CCC nor the Bank has been advised by any federal or state regulatory agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such federal or state regulatory agency with respect to any examination of CCC or the Bank.

   (q) POOLING-OF-INTERESTS. As of the date of this Agreement, CCC has no reason to believe that the Merger will not qualify as a pooling-of-interests for accounting purposes.

   (r) TRUE AND COMPLETE INFORMATION. No representation or warranty made by CCC contained in this Agreement and no statement contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

   8. REPRESENTATIONS OF THE SHAREHOLDERS. Each of the Shareholders, severally and not jointly, represents and warrants to NCBE as follows:

   (a) IDENTIFICATION OF SHAREHOLDER. Exhibit A correctly sets forth the name, address and social security or federal taxpayer identification number of such Shareholder. Such Shareholder is the record and beneficial owner of the number of shares of CCC Common set forth opposite his, her or its name on Exhibit A, free and clear of all liens, restrictions and claims of any kind.

   (b) ENFORCEABILITY. This Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized, executed and delivered by such Shareholder and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity.

   (c) INVESTMENT INTENT; SEC DOCUMENTS. Such Shareholder is acquiring the shares of NCBE Common hereunder for his, her or its own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the shares of NCBE Common, except in compliance with applicable state and federal securities laws. Such Shareholder has had the opportunity to discuss the transactions contemplated hereby with NCBE and has had the opportunity to obtain such information pertaining to NCBE as has been requested, including but not limited to the SEC Documents.

   9. COVENANTS OF NCBE.  NCBE agrees with CCC as follows:

   (a) REGULATORY APPROVALS. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications or notices to the Applicable Governmental Authorities. NCBE shall use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities for the transactions contemplated by this Agreement; however, NCBE's obligation to use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities shall not be construed as including an obligation to accept any unreasonable terms of or conditions to an approval of any Applicable Governmental Authority, to change the business practices of NCBE or any NCBE subsidiary in any material respect or to institute any litigation in connection with such approvals. NCBE shall keep CCC reasonably informed as to the status of such applications and shall provide to CCC copies of such applications and any supplementally filed materials.

   (b) ACCESS TO INFORMATION. NCBE shall permit CCC reasonable access during regular business hours to its properties. NCBE shall disclose and make available to CCC and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to CCC, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which CCC may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

   (c) EMPLOYEE BENEFIT PLANS. The Plans currently maintained by CCC that are listed on the Disclosure Schedule shall remain in effect, subject to the terms of such Plans as in effect on the date hereof, after the Effective Time through such date as NCBE may determine as the date on which employees of CCC shall become covered by an NCBE employee benefit or welfare plan (the "NCBE Plan"). Employees of CCC shall be entitled to participate in each NCBE Plan on the same terms and to the same extent as employees of NCBE, and CCC employees shall receive credit for their period of service to CCC for purposes of determining accrued vacation, sick leave and short-term disability, as well as eligibility, participation and vesting. This Agreement shall not confer upon any such employee of CCC any rights or remedies hereunder and shall not constitute a contract of employment or create any right to be retained in the employment of NCBE.

   10. AGREEMENTS WITH RESPECT TO CONDUCT OF CCC AND THE BANK PRIOR TO THE CLOSING. CCC agrees with NCBE as follows:

   (a) ORDINARY COURSE, INSURANCE AND PRESERVATION OF BUSINESS.   Each  of  CCC
and the Bank will, except as otherwise agreed to in writing by NCBE:

      (i) carry on its respective business in the ordinary course and consistent with its respective policies, procedures and practices as heretofore conducted;

      (ii) except as terminated in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

      (iii) keep in full force and effect the insurance coverage in effect on the date hereof;

      (iv) maintain, renew, keep in full force and effect and preserve its business organization, material rights, franchises, permits and licenses, retain its present employee force, maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and use its best efforts to continue its general customer relationships; and

      (v) duly comply in all material respects with all laws applicable to it and to the conduct of its business.

   (b) NOTICE. CCC will promptly notify NCBE of any event of which hereafter becomes known to CCC management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of CCC and the Bank, taken as a whole, or if CCC determines that it may be unable to fulfill the conditions set forth in Section 13 or 14 hereof.

   (c) PROHIBITED ACTION WITHOUT APPROVAL.   Neither  CCC  nor  the  Bank will,
except with the prior written consent of NCBE, do any of the following:

      (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by CCC or the Bank; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by CCC or the Bank (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $500,000 to any one person or to any group of related persons to whom borrowings must be aggregated for purposes of regulatory limits on loans to one borrower, other than renewals or restructurings of loans in existence on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

      (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $25,000 individually or $50,000 in the aggregate; or

      (iii) issue, sell, redeem or acquire for value, or agree to do so, any shares of the capital stock or other equity securities, options or other ownership interests of CCC or debt securities, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders other than (A) cash dividends on the CCC Common in an amount equal to $80.00 per share payable in December, 1998, if the Merger has not yet become effective; provided, however, that CCC shall coordinate with NCBE the record and payment dates of dividends payable pursuant to clause (A) for the quarter in which the Effective Time occurs, such that CCC shareholders shall receive dividends from either CCC or NCBE, but not both, with respect to such quarter (but during the fourth calendar quarter of 1998, CCC shareholders shall receive, at a minimum, a dividend from NCBE or CCC), (B) cash dividends payable by the Bank, (C) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (D) the payment of any debt security upon the maturity thereof, and (E) obligations or liabilities permitted to be incurred pursuant to Section 10(c)(i) hereof; or

      (iv) sell, pledge or redeem any Bank Stock; amend its articles of incorporation or articles of association, as the case may be, or by-laws; split, combine or reclassify any shares of capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

      (v) enter into, amend or extend any employment agreement, pay any extraordinary bonus or establish any general increase in salaries; or

      (vi) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity; or

      (vii) open any new office or close any current office of the Bank; or

      (viii) knowingly take any actions that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method.

   (d) NO SOLICITATION.

      (i) Neither CCC nor the Bank nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless CCC's Board of Directors has reasonably determined in good faith based upon the written advice of CCC's counsel that the failure to do so could cause the Board of Directors to breach its fiduciary duties under applicable law, (A) enter into or authorize any discussions with any third party concerning, or (B) furnish or authorize the furnishing of any confidential information relating to CCC or the Bank to any third party for the purpose of studying, considering, soliciting or inducing any offer or possible offer by any such third party or any other third party to acquire CCC or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of CCC or the Bank. CCC will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

      (ii) Upon the execution of this Agreement, CCC shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire CCC or the Bank.

   (e) INSIDER LENDING. The Bank shall not change or modify any of their current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

   (f) NO VIOLATION. Neither CCC nor the Bank will take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

   (g) ACCOUNTING. Each of CCC and the Bank will maintain its books, accounts and records in accordance with GAAP. Neither CCC nor the Bank shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. Neither CCC nor the Bank shall change any practice or policy with respect to the charging off of loans or the maintenance of their reserve for possible loan losses, except as required by law, regulation or GAAP.

   11. ADDITIONAL AGREEMENTS.

   (a) CONTINUING ACCESS TO INFORMATION. Through the Effective Time, CCC shall permit NCBE and its authorized representatives reasonable access during regular business hours to CCC's properties and those of the Bank. CCC shall make its and the Bank's directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and CCC shall, and shall cause the Bank to, disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of CCC and the Bank, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

   (b) MANAGEMENT REPORTS. CCC shall promptly provide to NCBE copies of any reports to or minutes of meetings of the Board of Directors of CCC or the Bank or any committee thereof. Throughout the period prior to the Effective Time, CCC and the Bank will cause one or more designated representatives to confer with representatives of NCBE on the ongoing operations of CCC and the Bank.

   (c) NOTIFICATION OF CHANGE. CCC shall promptly notify NCBE of any material change in the ordinary course of business or in the operation of the properties of CCC or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving CCC or the Bank which is material to, or which might have a material adverse effect on CCC and the Bank, taken as a whole, or of any breach by CCC of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep NCBE promptly and fully informed of such events.

   (d) INFORMATION FOR REGULATORY FILINGS. Upon request by NCBE, CCC shall promptly furnish NCBE with any information within its possession which relates to CCC or the Bank and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority. CCC agrees that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

   (e) DISPOSITION OF THE SHARES. The Shareholders agree that the shares of NCBE Common issued in the Merger will not be sold or otherwise disposed of, except pursuant to (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by NCBE with the Commission of any registration statement, in which case, the Shareholders shall first provide NCBE with an opinion of counsel (which counsel and opinion shall be satisfactory to NCBE) that such exemption is available, or (ii) an effective registration statement filed by NCBE with the Commission under the Securities Act.

   (f) LEGEND. The certificates representing the shares of NCBE Common to be issued in the Merger shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

NCBE may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

   (g) RESTRICTIONS ON TRANSFER. The Shareholders agree that prior to the Effective Time they will not sell, transfer or otherwise dispose of any shares of CCC Common held by any of them other than as a result of the exercise by Paul C. Lanter of preexisting agreements to repurchase seven (7) shares of CCC Common from certain of the Shareholders. In addition, the Shareholders further agree that they will not sell, transfer or otherwise dispose of any of the shares of NCBE Common received by any of them in the Merger until after such time as results covering at least 30 days of combined operations of CCC and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

   12.   REGISTRATION  RIGHTS.   The  Shareholders  shall  have  the  following
registration rights with respect to the shares of NCBE Common to be issued to them in the Merger (the "Shares"):

   (a) FILING OF REGISTRATION STATEMENT. NCBE will utilize its best efforts to file, within sixty (60) days after the Effective Time, with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") for the purpose of registering the Shares for resale by a Holder thereof (the "Registration Statement"). For purposes of this Section 12, a person is deemed to be a "Holder" of the Shares whenever such person is the record owner of the Shares. NCBE will use its best efforts to have the Registration Statement become effective and cause the Shares to be registered under the Securities Act, and registered, qualified or exempted under the state securities laws of such jurisdictions as any Holder reasonably requests, as soon as is reasonably practicable after filing. Notwithstanding the foregoing, NCBE may, upon written notice to the Holders delay, for a maximum of thirty
(30) days the filing of the Registration Statement, if NCBE determines in good faith that such Registration Statement might interfere with or affect the negotiation or completion of any transaction that is being contemplated by NCBE (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised.

   (b) EXPENSE OF REGISTRATION. NCBE shall pay all expenses incurred in connection with the registration, qualification and/or exemption of the Shares, including any securities law registration and filing fees, printing expenses, fees and disbursements of NCBE's counsel and accountants, transfer agents' and registrant' fees, fees and disbursements of experts used by NCBE in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statement or prospectus contained therein. NCBE shall not, however, be liable for any sales, broker's or underwriting commissions.

   (c)  FURNISHING  OF  DOCUMENTS.   NCBE  shall  furnish  to  the Holders such
reasonable number of copies of the Registration Statement or prospectus contained therein and such other documents as the Holders may reasonably request in order to facilitate the resale of the Shares.

   (d) AMENDMENTS AND SUPPLEMENTS. NCBE shall prepare and promptly file with the Commission and promptly notify the Holders of the filing of such amendments or supplements to the Registration Statement or prospectus contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. NCBE shall also advise the Holders promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued. If, after a Registration Statement becomes effective, NCBE advises the Holders that NCBE considers it appropriate for such Registration Statement to be amended, the Holders shall suspend any further sales of the Shares registered hereunder until NCBE advises such Holders that the Registration Statement has been amended. NCBE shall use its best efforts to promptly file any such amendment of the Registration Statement.

   (e) DURATION. NCBE shall maintain the effectiveness of the Registration Statement until such time as NCBE reasonably determines and provides written notice to the Holders, based on an opinion of counsel, that the Holders will be eligible to sell all of the Shares then owned by the Holders without the need for continued registration of the Shares, in the three month period immediately following the termination of the effectiveness of the Registration Statement. NCBE's obligations contained in subsections (a), (c) and (d) of this Section 12 shall terminate on the second anniversary of the Effective Time.

   (f) FURTHER INFORMATION. If any Shares owned by a Holder are included in any registration, such Holder shall furnish NCBE such information regarding itself as NCBE may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

   (g) INDEMNIFICATION.

      (i) NCBE will indemnify and hold harmless the Holders and each person, if any, who controls a Holder within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which the Holders or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that NCBE will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of any Holder or such controlling person in writing specifically for use in the preparation thereof.

      (ii) Each of the Holders, jointly and severally, will indemnify and hold harmless NCBE and each person, if any, who controls NCBE within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which NCBE or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of any Holder specifically for use in the preparation thereof.

      (iii) Promptly after receipt by an indemnified party pursuant to the provisions of subparagraph (i) or (ii) of this subsection (g) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of such subparagraph (i) or (ii), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have hereunder unless the indemnifying party has been materially prejudiced thereby nor will such failure to so notify the indemnifying party relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of such subparagraph (i) or (ii) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (A) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (B) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (C) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

   13. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

   (a) REGULATORY APPROVAL. The transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and all applicable waiting periods shall have expired.

   (b) NO ACTION TO PREVENT CONSUMMATION.

      (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person which is reasonably expected to (i) result in an order enjoining the Merger, (ii) result in a determination that a party has failed to comply with applicable legal requirements in connection with the Merger; or (iii) have a material adverse effect on the future conduct of the business of a party;

      (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any statute, rule, regulation or policy and that it intends to commence proceedings to restrain consummation of the Merger; and

      (iii) No statute,  rule, regulation or policy shall have been promulgated
   or  enacted  by  any  governmental   or   regulatory   agency  of  competent
   jurisdiction which shall prevent or declare the Merger illegal.

   (c) FEDERAL TAX OPINION. The parties shall have received an opinion of Baker & Daniels, in form and substance satisfactory to the parties, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code and such opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time.

   14. CONDITIONS TO OBLIGATIONS OF NCBE. The obligation of NCBE to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

   (a) STATUS AS OF CLOSING. All representations and warranties of CCC contained in this Agreement shall be true as though made at and as of the Closing except for such untruths or inaccuracies which individually or in the aggregate would not have a material adverse effect on CCC and the Bank, taken as a whole; CCC shall have performed and satisfied or otherwise complied with all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of CCC and the Bank, taken as a whole; and there shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of CCC) stating that to the best of his knowledge such conditions have been satisfied.

   (b)  ATTORNEY'S  OPINION.   NCBE  shall  have received an opinion, dated the
Closing, of Robert P. Ross, counsel for CCC, in substantially the form of Exhibit B attached hereto.

   (c) POOLING-OF- INTERESTS. In the opinion of NCBE, after consultation with its independent auditors, the Merger shall qualify for the pooling-of-interests method of accounting if consummated in accordance with this Agreement.

   (d)  ACQUISITION  OF  COMMUNITY  FIRST  FINANCIAL,  INC.   NCBE  shall  have
completed the acquisition of Community First Financial, Inc.

   15. CONDITIONS TO OBLIGATIONS OF CCC. The obligation of CCC to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

   (a) STATUS AS OF CLOSING. All representations and warranties of NCBE contained in this Agreement shall be true as though made at and as of the Closing except for such truths or inaccuracies which individually or in the aggregate would not have a material adverse effect on NCBE and its subsidiaries, taken as a whole; NCBE shall have performed and satisfied all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; and there shall be delivered to CCC a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

   (b) ATTORNEY'S OPINION. CCC shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit C attached hereto.

   16. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Merger becoming effective, each party shall: (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and
(c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

   17.  PAYMENT  OF  EXPENSES.   Each  party  hereto shall pay its own fees and
expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby.

   18. TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the shareholders of CCC have approved this Agreement, this Agreement may be terminated at any time on or prior to the
Closing:

   (a) MUTUAL CONSENT.  By mutual written consent of CCC and NCBE.

   (b) CONDITIONS TO NCBE'S OBLIGATIONS NOT MET. By NCBE, upon written notice to CCC, if any of the conditions set forth in Sections 13 or 14 are no longer capable of being satisfied or by January 31, 1999 shall not have been satisfied.

   (c) CONDITIONS TO CCC'S OBLIGATIONS NOT MET. By CCC, upon written notice to NCBE, if any of the conditions set forth in Sections 13 or 15 are no longer capable of being satisfied or by January 31, 1999 shall not have been satisfied.

   (d) TERMINATION BY CCC DEPENDENT UPON AVERAGE NCBE VALUE. By CCC, within three business days prior to the Closing, if the Average NCBE Value is less than $30.00; provided, however, NCBE may elect to negate CCC's termination if the Average NCBE Value is equal to or greater than $25.00 by notifying CCC within two (2) business days afer receipt of CCC's notice of termination. If NCBE shall negate the termination of this Agreement as permitted in this subsection (e), the parties shall proceed to complete the Merger on the terms and conditions set forth in this Agreement, including Section 3(a)(v).

   (e) EFFECT OF TERMINATION. Upon termination of this Agreement by either NCBE or CCC pursuant to this Section 18, there shall be no liability by reason of this Agreement or the termination thereof on the part of NCBE or CCC or the respective directors, officers, employees, agents or stockholders of either of them unless such termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein.

   19. PUBLICITY AND REPORTS. NCBE and CCC shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior written consent of the other, which consent shall not be unreasonably withheld.

   20. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement. The covenants contained in Sections 1(d), 5, 8, 11, 12 and 16 shall survive the Effective Time or the earlier termination of this Agreement.

   21. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

   If to NCBE, addressed to:

      National City Bancshares, Inc.
      227 Main Street
      P. O. Box 868
      Evansville, Indiana 47705-0868
      Attn: Robert A. Keil
      Fax No. (812) 464-9825

      With a copy addressed to:

      Baker & Daniels
      300 North Meridian Street, Suite 2700
      Indianapolis, Indiana 46204-1782
      Attn: David C. Worrell
      Fax No. (317) 237-1000

   If to CCC, addressed to:

      Commonwealth Commercial Corp.
      100 Main Street
      Crittenden, Kentucky 41030-9701
      Attn: Paul C. Lanter
      Fax No.  (___) _______________

      With a copy addressed to:

      Robert P. Ross, Esq.
      310 West Liberty, Suite 500
      Louisville, Kentucky 40202
      Fax No.  (502) 583-6541

   22. MISCELLANEOUS.

   (a) ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the consent of the other party and any attempted assignment in violation of this prohibition shall be null and void.

   (b)  LAW  GOVERNING.   This  Agreement  will  be governed in  all  respects,
including validity, interpretation and effect, by the laws of the State of Indiana.

   (c) COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

   (d) AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the shareholders of CCC, to the extent authorized by applicable law, by a writing signed by CCC and NCBE.

   (e) ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

   (f) REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.

   (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                       NATIONAL CITY BANCSHARES, INC.



                                       By:       /S/ ROBERT A. KEIL
                                             Robert A. Keil, President
ATTEST:


 /S/ STEPHEN C. BYLICK, JR.
Stephen C. Byelick, Jr., Secretary


                                       COMMONWEALTH COMMERCIAL CORP.


                                       By:       /S/ PAUL C. LANTER
                                              Paul C. Lanter, President
ATTEST:

     /S/ JULIA P. LANTER
Julia P. Lanter, Secretary

                                                    SHAREHOLDERS:

                                                /S/ WENDEL R. BRIDGES
                                                  Wendel R. Bridges

                                          Huntington Bank, Trustee for the
                                    R. C. McNay Estate & Trustee u/a/w Irmadell
McNay

                                       By    /S/ HUNTINGTON BANK TRUSTEE


                                                   /S/ OSCAR DIXON
                                                     Oscar Dixon

                                                   /S/ ELSIE ERVIN
                                                     Elsie Ervin

                                                  /S/ JAMES J. HALE
                                                    James J. Hale

                                                 /S/ L. BARRY KEACH
                                                   L. Barry Keach

                                                 /S/ JULIA P. LANTER
                                                   Julia P. Lanter

                                                 /S/ MARK E. LANTER
                                                   Mark E. Lanter

                                           /S/ OTTIS PAUL LANTER, TRUSTEE
                                             Ottis Paul Lanter, Trustee

                                                 /S/ PAUL C. LANTER
                                                   Paul C. Lanter

                                        /S/ ANNA SAM CASSELL LANTER, TRUSTEE
                                          Anna Sam Cassell Lanter, Trustee

                                                /S/ AMOS J. LUNSFORD
                                                  Amos J. Lunsford

                                               /S/ WILLIE MATHIS, JR.
                                                 Willie Mathis, Jr.

                                                /S/ LORETTA E. NORRIS
                                                  Loretta E. Norris

                                            /S/ THOMAS G. O'DONNELL, JR.
                                              Thomas G. O'Donnell, Jr.

                                                 /S/ ROGER L. SAYLOR
                                                   Roger L. Saylor

                                               /S/ J. WILLIAM THATCHER
                                                 J. William Thatcher

                                                  /S/ HELEN M. WEBB
                                                    Helen M. Webb

                                   EXHIBIT A

                            SHAREHOLDER INFORMATION

          NAME                           ADDRESS                  SOCIAL SECURITY             NUMBER OF
                                                                        OR                     SHARES
                                                                 FEDERAL TAXPAYER              OF CCC
                                                                  IDENTIFICATION            COMMON OWNED
                                                                      NUMBER
Wendel R. or                    15211 Madison Pike                  ###-##-####                  15
 Wilda Bridges                  Morningview, KY 41063
Huntington Bank                 P.O. Box 712                        61-6063126                   10
 Trust Account for              Covington, Ky 41012
 R.C. McNay Estate
Oscar Dixon                     4155 Dixie Highway                  ###-##-####                   1
                                Dry Ridge, KY 31012
Elsie Ervin                     2495 Gardnersville Rd.              ###-##-####                  22
                                Crittenden, KY  41030
James J. Hale                   211 Ridgelea Drive                  ###-##-####                   1
                                Williamstown, KY 41097
L. Barry Keach                  P.O. Box 40                         ###-##-####                   1
                                Crittenden, KY 41030
Julia P. Lanter                 P.O. Box 305                        ###-##-####                  69
                                Crittenden, KY 41030
Mark E. Lanter                  P.O. Box 254                        ###-##-####                  56
                                Crittenden, KY 41030
Ottis Paul Lanter,              214A South Main St.                 ###-##-####                  100
 Trustee                        Williamstown, KY 41097
Paul C. Lanter                  P.O. Box 305                        ###-##-####                  94
                                Crittenden, Ky 41030
Anna Sam Cassell Lanter,        214A South Main St.                 ###-##-####                  100
Trustee                         Williamstown, KY 41097
Amos J. Lunsford                15090 Madison Pike                  ###-##-####                  16
                                Morningview, KY 41063
Willie Mathis, Jr.              1586 Shady Cove Lane                ###-##-####                   1
                                Florence, KY 41042
Loretta E Norris                10 Fairfield Place                  ###-##-####                   6
                                Ft. Thomas, KY 41075
Thomas G. O'Donnell, Jr.        1025 Steamboat Way                  ###-##-####                   1
                                Covington, KY 41017-5340
Roger L. Saylor                 128 S. Main St.                     ###-##-####                   1
                                Crittenden, KY 41030
J. William Thatcher             230 E. Second St.                   ###-##-####                   1
                                Covington, Ky 41011
Helen Webb                      700 N. Main St.                     ###-##-####                   5
                                Williamstown, KY 41097

                                   EXHIBIT B

                      FORM OF OPINION OF COUNSEL FOR CCC


   Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

   1. CCC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

   2. Each of CCC and the Bank have the requisite corporate power and authority necessary to carry out their respective businesses as currently conducted.

   3. The authorized capital stock of CCC consists of 500 shares of CCC Common. Based solely on a review of CCC's stock records, there are 500 shares of CCC Common issued and outstanding. The authorized capital stock of the Bank consists of 500 shares of Bank Stock. Based solely on a review of the Bank's stock transfer records, there are 500 shares of Bank Stock issued and outstanding, all of which are owned of record by CCC. All the outstanding shares of CCC Common and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and, to the best of our knowledge, were not issued in violation of any preemptive rights.

   4. The Agreement has been duly executed and delivered by CCC and constitutes a valid and binding obligation of CCC, enforceable against CCC in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

   5. All consents or approvals from Applicable Governmental Authorities that are required to be obtained by CCC in connection with the Merger have been obtained.

   6. The execution and delivery by CCC of, and the performance by CCC of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws or the articles of association, or by-laws of the Bank, or (b) to the best of our knowledge, violate, result in a breach of or constitute a default under any Material Contract to which CCC or the Bank is a party or by which its respective properties are bound.

   7. Upon the filing and acceptance of the Articles of Merger by the Kentucky Secretary of State and assuming the Merger is effective under the laws of the State of Indiana, the Merger will become effective under the KBCA upon the issuance of a Certificate of Merger by the Kentucky Secretary of State.

   8. The Agreement has been duly executed by each of the Shareholders. No other action on the part of the holders of any class of CCC capital stock is required to approve the Merger.

                                   EXHIBIT C

                      FORM OF OPINION OF COUNSEL FOR NCBE


   Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

   1. NCBE is a corporation organized and validly existing under the laws of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

   2. NCBE has all requisite corporate power and authority necessary to carry out its business as currently conducted.

   3. The authorized capital stock of NCBE consists of 29,000,000 shares of NCBE Common and 1,000,000 shares of Preferred Stock, without par value. All shares of NCBE Common to be issued to shareholders of CCC pursuant to the Merger have been duly authorized and, when issued in accordance with the Agreement, will be fully paid and non-assessable.

   4. The Agreement has been duly executed and delivered by NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

   5. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

   6. No vote by the holders of any of the capital stock of NCBE to approve the Merger is required under Indiana law, the articles of incorporation or by-laws of NCBE or rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

   7. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws; or (b) to the best of our knowledge, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

   8. Upon the filing and acceptance of the Articles of Merger by the Indiana Secretary of State and assuming the Merger is effective under the laws of the Commonwealth of Kentucky, the Merger will become effective under the IBCL at the time specified in the Articles of Merger.